JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com

JPMorgan Chase Regulatory Capital Update
New York, June 29, 2020 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that it has completed the 2020 Comprehensive Capital Analysis and Review (“CCAR”) stress test process. The Firm’s indicative Stress Capital Buffer (“SCB”) requirement is 3.3% and the Federal Reserve Board will provide the Firm with its final SCB requirement by August 31, 2020. The SCB requirement will become effective on October 1, 2020 and will remain in effect until September 30, 2021. The SCB will be integrated into the Firm’s ongoing risk-based capital requirements, increasing the Firm’s Basel III Standardized approach minimum Common Equity Tier 1 capital ratio to 11.3% (up from 10.5%).
While JPMorgan Chase’s Board of Directors currently intends to maintain the quarterly common stock dividend of $0.90 per share for the third quarter of 2020, the Firm’s quarterly common stock dividends will be subject to approval by the Board of Directors at the customary times that those dividends are declared, which for the third quarter is during the month of September.
For all capital management decisions, the Board of Directors will take into account a variety of factors, including the Firm’s capital position, current market conditions, and the future economic and earnings outlook.
Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “At this time, using both JPMorgan Chase’s and the Federal Reserve’s base case economic outlook, the Firm can continue to pay its dividend in future quarters while maintaining healthy capital and liquidity positions. If there is a significant deterioration in the future outlook, the Firm will, of course, consider reducing dividends. The Firm had already discontinued its stock repurchase program and has not intended to resume the program until the actual economic results improve substantially. In addition, the Federal Reserve Board has directed the Firm to discontinue its net share repurchases, at least through the end of the third quarter of 2020, which we already intended to do.
As the world is confronting one of the greatest health and economic threats of a generation, we remain fully committed to being there for our clients and communities across the globe. Our highest and best use of capital continues to be supporting our clients as they weather the current crisis. We will continue to maintain a fortress balance sheet that allows us to do our most important job, which is to support all of our stakeholders - small and large - in good times and, most importantly, during periods of extreme stress.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.1 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Jason Scott 212-270-2479	Media Contact: Trish Wexler 212-270-5883